K&L GATES LLPExhibit 5.1

925 FOURTH AVENUE

SUITE 2900,

SEATTLE, WA 98104-1158

T +1 206 623 7580 F +1 206 623 7022 klgates.com

December 29, 2022

eXp World Holdings, Inc.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226 Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 27,876,003 shares (the “Shares”) of the common stock, par value $0.00001 per share (“Common Stock”), of eXp World Holdings, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Restated Certificate of Incorporation and Restated Bylaws, the 2015 Plan, and the action of the board of directors and stockholders that provides for the approval of the Plan (the “Plan Resolutions”). We have also relied on a certificate of an officer of the Company have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any of the Shares under the 2015 Plan; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors have adopted or will adopt a resolution providing that all of the Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the 2015 Plan (or the award agreement issued thereunder); and (e) prior to the issuance of any Shares under the 2015 Plan, the Company’s

Board of Directors (or a duly authorized committee thereof) will duly authorize each award granted under the 2015 Plan pursuant to resolutions duly adopted in accordance with the DGCL (the “Award Resolutions” and, together with the Plan Resolutions the “Authorizing Resolutions”), an award agreement, the 2015 Plan, and the Plan Resolutions.

Our opinion set forth below is limited to the DGCL, including reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for pursuant to and in accordance with the 2015 Plan, the Authorizing Resolutions and the applicable award agreement, will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,